Exhibit 10.2
SUPPLY AGREEMENT
     This Supply Agreement (“Supply Agreement”) is entered into on January ___, 2006 (“Effective Date”), by and between The SteelWorks Corporation, a Colorado corporation (“Seller”), and The Hillman Group, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.
RECITALS
     WHEREAS, Seller and Buyer have agreed to enter into this Supply Agreement pursuant to which Seller has agreed to provide to Buyer certain products on the terms and conditions set forth herein; and
     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that Seller and Buyer execute and deliver this Supply Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Definitions.

The following terms, when used in this Supply Agreement with initial capital letters, shall have the meanings set forth in this Section 1. All capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Purchase Agreement.
(a)	“Buyer Competitor” means, at any given time, any Person, who (i) directly or indirectly, markets, sells or otherwise distributes Retail Products in the Retail Market, or (ii) if, directly or indirectly, it/he were to acquire Retail Products, a reasonable Person would determine at the time knowing all relevant facts, would reasonably be likely to market, sell or otherwise distribute Retail Products in the Retail Market.

(b)	“Buyer Confidential Information” means proprietary information (including financial information, sales information, customer lists and information, technical processes, product sourcing information, pricing information, marketing information, operational costs, operational methods and personnel information) that has value to Buyer and that is not known to the public or Buyer’s competition generally, including (i) any and all information concerning Buyer and its operations that Buyer, its agents or its representatives furnish to Seller, whether furnished before or after the Effective Date, (ii) all information obtained by Seller by meeting with Buyer’s personnel or representatives, (iii) any and all information concerning Retail Customers that is obtained by Buyer, its agents or its representatives on a confidential basis and is furnished to Seller, and (iv) all information derived by Seller or its Representatives from any of the foregoing. Buyer Confidential Information specifically includes information received from Seller regarding the Retail Customers and Purchased Assets pursuant to the Purchase Agreement.

(c)	“Claims” means claims, actions, suits or demands of any kind.

(d)	“Display Products” means the displays, header signs and point of purchase materials identified on Schedule 1(d) attached hereto (as supplemented or deleted by mutual agreement of the Parties in writing from time to time), including product line extensions thereto.

(e)	“Force Majeure Event” means an event that is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual governmental action; extraordinary elements of nature or acts of God; or other event or condition outside the reasonable control of the Party subject to such failure or delay.

(f)	“Products” means Retail Products and Display Products, collectively.

(g)	“Purchase Agreement” means the Asset Purchase Agreement between Seller and Buyer dated the date hereof.

(h)	“Recalls” means Retail Product recalls.

(i)	“Regulations” means any federal, state or local laws or regulatory requirements to the extent applicable to the manufacture, packaging or supply of the Products to Buyer or Retail Customers in the Retail Market hereunder.

(k)	“Representatives” means Seller’s Affiliates, advisors, employees, officers or agents, collectively.

(j)	“Retail Customers” means all customers of Buyer for Retail Products.

(k)	“Retail Products” means all products identified on Schedule 1(k) attached hereto (as supplemented or deleted by mutual agreement of the Parties in writing from time to time), including product line extensions thereto.

(l)	“Seller Confidential Information” means any information not generally known to the public that is made available or disclosed by Seller to Buyer in connection with this Supply Agreement that is marked “confidential,” including all of the following: financial information; sales information; customer lists and information; technical processes; product sourcing information; pricing information; marketing information; operational costs; operational methods; and personnel information). For the avoidance of doubt, Seller Confidential Information shall not include any Buyer Confidential Information.

(m)	“Standards” means the specifications of Buyer or its Retail Customer for the Products set forth in the applicable purchase order.

(n)	“Term” means the Initial Term and any extension thereof.

(o)	“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller dated the date hereof.
2.	Purchase of Products.
(a)	Purchase Requirements. Seller agrees to manufacture, process, package and supply to Buyer all of Buyer’s requirements of Products as specified on written purchase orders submitted by Buyer to Seller from time to time, and Buyer agrees to purchase exclusively from Seller, all of Buyer’s requirements of Products. Notwithstanding anything contained herein to the contrary:
(i)	Buyer may (after providing Seller with the reasonable opportunity to match the other Person’s product type, price, delivery, quality, volume and such other terms and conditions as Buyer deems material) purchase any threaded rod Products from other Persons and in such event, Buyer shall pay to Seller ten percent (10%) of Buyer’s cost of all such purchases, including stickering, bundling, packaging for shipment and delivery charges to Buyer’s warehouse;

(ii)	the foregoing exclusivity obligation with respect to any specific Product and the obligation to pay Seller pursuant to Section 2(a)(i) shall terminate and shall be of no further force and effect with respect to such Product upon the occurrence of all of the following: (A) Buyer requests Seller to maintain a Buffer Inventory for such Product pursuant to Section 2(c); (B) Seller fails to satisfy Buyer’s requirements for such Product hereunder; (C) within twenty-one (21) days following receipt of written notice from Buyer describing such failure in reasonable detail, Seller does not cure such failure; and (D) Buyer is able to obtain such Product from another Person. Notwithstanding the foregoing, during the time period when Seller is unable or unwilling to satisfy Buyer’s requirements for such Product hereunder and during such twenty-one (21) day cure period, notwithstanding Section 2(a), Buyer shall be entitled to purchase such Product from another Person and shall have no obligation to pay Seller pursuant to Section 2(a) with respect to such purchases; and

(iii)	the foregoing exclusivity obligation with respect to any Product and the obligation to pay Seller pursuant to Section 2(a)(i) shall not apply with respect to any Product(s) during any period for which Seller has declared a Force Majeure Event with respect to such Product(s) to Buyer in writing pursuant to Section 5(e)(i). Such Force Majeure Event period shall terminate upon written notice by Seller to Buyer.
(b)	Order Procedures. Buyer shall submit written purchase orders to Seller at least thirty (30) days prior to the requested delivery date for such Products. Buyer may submit purchase orders less than thirty (30) days prior to the requested delivery date with a request for expedited delivery, and Seller shall use its commercially reasonable best efforts to satisfy such expedited requests (“Expedited Orders”). All purchase orders shall specify the type and quantity of Products to be delivered by Seller.

(c)	Product Deliveries. Seller shall deliver the exact type and quantity of Products as is specified in the purchase orders. Any variation between the type and/or quantity of Products specified in a purchase order and the type and/or quantity of Products delivered by Seller hereunder must be pre-approved in writing by Buyer prior to the delivery of such Products. In the event that the quantity of Products received by Buyer, or a Retail Customer in the case of Products shipped by Seller directly to a Retail Customer, is greater than the quantity of Products specified in a purchase order and such variation was not pre-approved by Buyer in the manner provided above, then Buyer or the Retail Customer, as the case may be, shall have the right to reject the overage amount. In the event that a shipment overage as described above is shipped without prior written approval by Buyer, Seller shall pay all related freight charges and shipping costs in connection with shipment of the rejected Products back to Seller’s facilities. Seller shall use its commercially reasonable best efforts to deliver to Buyer (or to such other Persons as specified in the purchase orders) the Products listed in the purchase orders on or before the delivery dates set forth in such purchase orders. If Seller fails to deliver Products listed in the purchase orders on or before the delivery dates set forth in such purchase orders (other than Expedited Orders), Seller shall have a grace period of one (1) week to remedy such failure. If Seller does not ship Products ordered within the grace period, Buyer shall be entitled to request Seller to maintain on Seller’s premises, for the balance of the calendar year, an inventory (“Buffer Inventory”) equal to four (4) weeks inventory of Products that have been ordered and not delivered, based on the volume of each such Product purchased by Buyer in the previous year. Such Buffer Inventory shall be and remain the property of Seller. During the first year of the Term, the Buffer Inventory (if any) shall be determined using the volume of each such Product sold or otherwise provided by Sellers to Retail Customers in the Retail Market during the one-year period immediately preceding the Effective Date.

(d)	Corrections. Each Party hereto reserves the right to correct any typographical or clerical errors in any purchase order, quotation, order acknowledgement form or other related document.
3.	Prices; Payment Terms.
(a)	Product Prices. The initial prices for Products shall be as set forth on Schedule 3(a)(1) attached hereto. The Parties shall adjust the prices on the fifteenth day of each calendar quarter (e.g., each January 15, April 15, July 15, October 15) in accordance with the formula set forth on Schedule 3(a)(2) attached hereto.

(b)	Shipping and Handling. For Products shipped by Seller directly to a Retail Customer distribution center as listed in Schedule 3(a)(1), page 17 of SKUCosts.xls, as such list may be updated by mutual agreement of the Parties in writing from time to time, in addition to the price determined in accordance with Section 3(a), Buyer shall pay Seller a shipping and handling charge equal to (i) 5.1% multiplied by (ii) the product of (A) the quantity of Products shipped multiplied by (B) the applicable price calculated pursuant to Section 3(a).

(c)	New Store Shipments. For Products shipped by Seller directly to a Retail Customer that is setting up a new store, in addition to the price determined in accordance with Section 3(a), Buyer shall pay Seller a shipping and handling charge equal to (x) (i) 2.5% multiplied by (ii) the product of (A) the quantity of Products shipped multiplied by (B) the applicable price calculated pursuant to Section 3(a) plus (y) freight prepaid and added.

(d)	Payment Terms. Seller shall invoice Buyer for each shipment of Products to Buyer or to a Retail Customer. The invoiced amount shall be for gross sales (before returns). Except as provided under the Transition Services Agreement, Seller shall not send invoices directly to Retail Customers. Buyer shall pay to Seller the undisputed invoiced amount within thirty (30) days of receipt of the invoice. Late payments shall accrue interest at the lower of (i) prime rate plus two percent (2%) and (ii) the highest rate allowed by law on any such unpaid amounts, which interest shall begin to accrue on the thirtieth (30th) day following the receipt of the invoice.
4.	Freight and Shipping Terms. All Products sold by Seller to Buyer hereunder shall be shipped full truck load quantities FOB delivered to Hillman distribution center locations. Notwithstanding the foregoing, full truck load quantities shall not relieve Seller of its obligation to meet delivery dates (except as expressly provided in Section 2(b)). Buyer may direct Seller to ship Products directly to a Retail Customer distribution center as listed in Schedule 3(a)(1), page 17 of SKUCosts.xls, as such list may be updated by mutual agreement of the Parties in writing from time to time, or new store in a purchase order with freight and shipping terms as set forth in Section 3(b) or Section 3(c), respectively. In addition, Buyer may direct Seller to ship Products directly to a Retail Customer destination (other than described in Section 3(b) or Section 3(c)) with freight, shipping and handling terms by mutual agreement of the Parties. If Buyer orders less than full truck load quantities, additional freight may be charged.

5.	Term; Termination; Force Majeure.
(a)	Term and Renewal. This Supply Agreement shall be effective as of the Effective Date and shall continue in effect until the eighth (8th) anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with the terms of this Supply Agreement. This Supply Agreement shall automatically renew for successive one (1) year periods unless one Party notifies the other Party in writing of its intent to terminate this Supply Agreement at least two (2) years prior to the expiration of the Initial Term or any extension or future extension thereof.

(b)	Effect of Expiration or Termination. The expiration or termination of this Supply Agreement shall not (i) terminate the obligation of Buyer to pay to Seller any amounts due Seller hereunder at the date of such expiration or earlier termination, (ii) terminate the obligation of Seller to ship to Buyer or its Retail Customers the Products ordered pursuant to this Supply Agreement prior to the date of such expiration or termination, or (iii) otherwise release any Party from any liability or obligation which at the time of such expiration or termination shall have accrued to the other Party or which thereafter may accrue in respect of any act or omission occurring prior to such expiration or termination.

(c)	Termination.
(i)	By Seller. Seller may terminate this Supply Agreement upon written notice if Buyer fails to pay Seller undisputed invoiced amounts due and payable under this Supply Agreement within sixty (60) days after Buyer’s receipt of written notice from Seller describing such failure in reasonable detail (a “Failure to Pay”). Notwithstanding anything to the contrary in this Supply Agreement, Seller shall have the right to stop shipping Products under this Supply Agreement in the event of a Failure to Pay, without terminating this Supply Agreement and without such action by Seller constituting any grounds for Buyer to terminate this Supply Agreement or make a claim for indemnification from Seller as a result thereof.

(ii)	By Buyer. Buyer may terminate this Supply Agreement upon written notice if (A) Seller fails to perform any of its obligations hereunder and, within the sixty (60) day period following receipt by Seller of a written notice from Buyer describing such failure in reasonable detail, Seller does not cure such failure; subject however to the provisions regarding a Failure to Pay above; or (B) Seller becomes insolvent or the subject of bankruptcy or insolvency proceedings that are not dismissed within sixty (60) days.
(d)	Survival. The following sections shall survive expiration or termination of this Supply Agreement: 1 (to the extent necessary to interpret the other surviving provisions), 3(d), 5(b), 5(d), 8(a), 8(c), 9, 10, 11, 12 and 13. In addition, the expiration or earlier termination of this Supply Agreement shall not affect in any way the survival of any right, duty or obligation of any Party that is expressly stated elsewhere in this Supply Agreement to survive the expiration or termination hereof.

(e)	Force Majeure.
(i)	Seller shall not be liable for any failure or delay in the performance of its obligations under this Supply Agreement to the extent such failure or delay is caused by a Force Majeure Event. The Parties expressly acknowledge that Force Majeure Events do not include the regulatory acts of governmental agencies in the ordinary course, labor strikes by the workforce of Seller, or the non-performance of subcontractors or third party suppliers of Seller, unless such failure or non-performance by a subcontractor or third party suppliers is itself caused by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, Seller shall provide Buyer with written notice of such Force Majeure Event and Seller shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and Seller continues to attempt to recommence performance or observance to the greatest extent possible without delay.

(ii)	Notwithstanding Section 5(e)(i), Buyer may terminate this Supply Agreement upon written notice to Seller, if Seller is unable to perform its obligations under this Supply Agreement (including timely supply of Products) in any material respect for more than sixty (60) consecutive days, as a result of a Force Majeure Event.
6.	Insurance. Seller shall purchase and maintain, at a minimum, the following types of insurance policies with the following coverage amounts:
(a)	Commercial General Liability coverage, including contractual liability and broad form property damage liability, with a combined single limit of $1,000,000 and aggregate limit of $2,000,000 with no deductible;

(b)	Product Liability Insurance with a combined single limit of $1,000,000 and aggregate limit of $2,000,000 with no deductible; and which policy or policies shall be maintained in full force and effect for a period of two (2) years following the expiration or termination of this Supply Agreement; and

(c)	Umbrella coverage with limits of $2,000,000.
Buyer shall be listed as an additional insured on all insurance policies required to be purchased by Seller under this Supply Agreement. Seller shall provide Buyer with certificates of insurance evidencing the above coverages prior to execution of this Supply Agreement. Seller shall use commercially reasonable efforts to cause its insurance carrier(s) to agree in writing to provide Buyer with thirty (30) days’ written notice prior to the termination of any of the foregoing insurance policies.

7.	Representations, Warranties and Covenants.
(a)	By Seller.
(i)	Seller represents, warrants and covenants that all Products manufactured, sourced or sold and supplied by Seller to Buyer hereunder shall, at the time of receipt of the Products by Buyer (or the Retail Customers, if shipped directly to the Retail Customer as the case may be), (i) be free from defects, (ii) meet the Standards and (iii) meet the Regulations. Seller may not be held liable for a claim for indemnity for breach of warranties under this Section 7(a)(i), unless Seller is given the right to inspect the Product giving rise to the claim and the Product has been returned to the Seller, freight collect for Seller’s account. In addition to Seller’s obligations set forth in Sections 9, 10 and 11, below, if any Products sold to Buyer or Retail Customers do not conform to the warranty set forth in this Section 7(a)(i) and if Buyer reports such nonconformity to Seller, Seller shall, at its option, either replace the nonconforming Products without cost to Buyer or refund to or credit Buyer for the purchase price thereof. Buyer or its Retail Customers, as the case may be, shall randomly inspect the Products and bills of lading in a commercially reasonable manner promptly upon receipt thereof, and Buyer shall give oral notice upon discovery and written notice promptly thereafter to Seller of any claims relating to the warranty set forth in this Section 7(a)(i). Buyer shall also have the right, upon reasonable notice to Seller, to inspect Seller’s manufacturing to assess compliance by Seller with the Standards and Regulations with respect to the Products generally, provided that such inspection does not unreasonably interfere with the operations thereof.

(ii)	Seller represents, warrants and covenants: (i) that no Product shall be adulterated or misbranded within the meaning of any state or local law, or any rules and regulations promulgated thereunder; and (ii) that every Product shall be manufactured, packaged and labeled in accordance with federal, state and/or local laws, including all rules and regulations promulgated thereunder, concerning the manufacturing, packaging and labeling of the Products. Seller shall cooperate with regulatory authorities and Buyer to the extent necessary in order to demonstrate to such regulatory authorities and Buyer that such Products (and their transportation) comply in all material respects with such laws, rules and regulations.

(iii)	In addition to the other representations, warranties and covenants in this Section 7, with respect to any Display Products, Seller also represents, warrants and covenants that such Products will not be false, indecent, deceptive, misleading, inaccurate, illegal or constitute libel, slander, defamation, plagiarism, unfair competition or an invasion of privacy or publicity.

(iv)	Seller represents, warrants and covenants that all Products will be manufactured at the Seller facility located at 4661 Monaco Street, Denver, Colorado and/or such other facilities as determined reasonably appropriate by Seller from time to time; provided, that Seller shall provide Buyer with prior written notice if Seller moves manufacturing to another facility.

(v)	Seller is a corporation organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into and legally perform its obligations under this Supply Agreement. When executed and delivered, this Supply Agreement shall constitute a valid and binding obligation of the Seller, legally enforceable against it in accordance with its terms.

(b)	By Buyer. Buyer is a corporation organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and authority to enter into and legally perform its obligations under this Supply Agreement. When executed and delivered, this Supply Agreement shall constitute a valid and binding obligation of the Buyer, legally enforceable against it in accordance with its terms.
8.	Confidential Information; Noncompete.
(a)	Confidentiality.
(i)	Seller. Seller shall not disclose Buyer Confidential Information to others and shall maintain the confidentiality of all such information in accordance with Seller’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 8(a)(i) shall not apply with respect to the disclosure of any information: (i) to Seller’s employees, auditors, counsel or other professional advisors, if Seller, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 8(a)(i) to the same extent as Seller; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 8(a)(i) by Seller or has become available to Seller on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Seller (it being understood that, to the extent practicable, Seller shall provide Buyer with prompt notice of any such event and cooperate in good faith to enable Buyer to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; and (v) in order to comply with any law, order, regulation or ruling applicable to Seller.

(ii)	Buyer. Buyer shall not disclose any Seller Confidential Information to others and shall maintain the confidentiality of all such information in accordance with Buyer’s policies for the protection of its own nonpublic information. The limitations set forth in this Section 8(a)(ii) shall not apply with respect to the disclosure of any information: (i) to Buyer’s employees, auditors, counsel or other professional advisors, if Buyer, in its sole discretion, determines that it is reasonably necessary for such Person to have access to such information, provided that any such Person agrees to be bound by the provisions of this Section 8(a)(ii) to the same extent as Buyer; (ii) as has become or previously was generally available to the public other than by reason of a breach of this Section 8(a)(ii) by Buyer or has become available to Buyer on a non-confidential basis; (iii) as may be required or reasonably necessary in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Buyer (it being understood that, to the extent practicable, Buyer shall provide Seller with prompt notice of any such event and cooperate in good faith to enable Seller to participate to protect its interest in such confidential information); (iv) as may be required or reasonably necessary in response to any summons or subpoena or in connection with any litigation; (v) in order to comply with any law, order, regulation or ruling applicable to Buyer; and (vi) to the extent related to the Retail Customers or the Purchased Assets.
(b)	Noncompete. As an inducement to Buyer to execute this Supply Agreement and the Purchase Agreement (and other agreements referenced therein) and complete the transactions contemplated hereby and thereby, and in order to preserve the goodwill associated with the Retail Customers and Purchased Assets, Seller hereby covenants and agrees as follows:
(i)	Until the expiration or termination of this Supply Agreement, neither Seller nor any Affiliate will, directly or indirectly, sell Products to any direct or indirect Buyer Competitor or any Retail Customer in the Retail Market without Buyer’s express prior written consent in Buyer’s sole discretion (which may be granted or withheld in Buyer’s sole discretion).

(ii)	Notwithstanding Section 8(b)(i) Seller may sell Products to Paulin Industries, Inc. (a Delaware corporation) and Forney Industries, Inc. (a Colorado corporation) for so long as such companies do not acquire, or are not acquired by, a direct or indirect Buyer Competitor (whether structured as a sale of assets, stock, merger or otherwise).

(iii)	In the event a court of competent jurisdiction determines that any provision of Section 8(b) is excessively broad as to duration, geographic scope, activity or otherwise, it is expressly agreed that such provision will be construed so that the remaining provisions will not be affected, but will remain in full force and effect, and any such overbroad provision will be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.
(c)	Remedies. Seller agrees that money damages will not be an adequate remedy in the event of any breach by any Seller or its Representatives of the provisions of this Section 8, and that Buyer shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available to Buyer at law or in equity without the requirement of posting bond or proving actual damages. Seller shall be required to reimburse Buyer for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Buyer in successfully enforcing the obligations of the Seller and its Representatives under this Section 8.

(d)	Consideration. Seller acknowledges and agrees that the benefits to it of the transactions contemplated by this Supply Agreement are sufficient consideration to support its agreements set forth in this Section 8.
9.	Repurchased Products. During and after the Term, Seller shall repurchase from Buyer all Products that fail to satisfy any Standards and/or Regulations as provided in Section 7(a). The purchase price for such repurchased Products shall be equal to the purchase price paid by Buyer for such Products and shall be paid to Buyer in full within thirty (30) days after the delivery of such Products to Seller’s facility and verification of the failure to meet the applicable Standards and/or Regulations. Seller shall pay all freight charges and shipping costs in connection with the shipment of such repurchased Products back to Seller’s facility.
10.	Claims and Recalls. In the event of any and all Claims and/or Recalls, whether initiated by a Retail Customer, Buyer or Seller, or any other Person, Seller understands and agrees that a Buyer designee shall have full control and responsibility (subject to the indemnification obligations set forth in Section 11) for coordinating the collection of any Product, communicating with Retail Customers or the media, replacing the Product (subject to Section 9), and performing any other logistical or customer service functions stemming from such Claims and/or Recalls. Additionally, a Buyer designee shall be the sole spokesperson on behalf of Buyer and Seller to Retail Customers and the media, and Seller shall not release information in any form regarding such Claims and/or Recalls to the press or any other media source. However, Buyer and Seller shall jointly administer, prosecute, and defend any claims, actions, suits, or demands leading up to, during, and following any threatened or actual legal proceedings arising from any Claims or Recalls. Neither Buyer nor Seller shall negotiate, compromise, or settle any Claim without the express written consent of the other Party. To the extent Buyer or Seller settles any Claim without the express written consent of the other Party, the settling Party shall indemnify and hold harmless the non-settling Party for all costs, fees, damages, and expenses stemming from such Claim. Notwithstanding the foregoing, if such Claims or Product Recalls result primarily and directly from the acts of Buyer, its agents, its representative or contractors (other than Seller), Buyer and Seller shall cooperate in coordinating communications and releases regarding such matter.
11.	Indemnification.
(a)	By Seller. Seller shall indemnify and defend the Buyer Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any Losses that any such Buyer Party has actually suffered or sustained or become subject to (expressly including lost profits) as a result of, in connection with or relating to:
(i)	any breach by Seller of any representation or warranty made by it in Section 7;

(ii)	any breach by Seller of any agreement, covenant, condition or other provision of this Supply Agreement;

(iii)	any failure by Seller to comply with the Standards and Regulations; or

(iv)	any Claims or Recalls relating to any Product except if such Claims or Recalls result primarily and directly from the negligence of Buyer’s officers, employees, agents, representatives or contractors or the applicable Retail Customer occurring after title and risk of loss to such Product passed to Buyer or the applicable Retail Customer under Section 4.
(b)	By Buyer. Buyer shall indemnify and defend the Seller Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any Losses that any such Seller Party has actually suffered or sustained or become subject to (expressly including lost profits) as a result of, in connection with or relating to:
(i)	any breach by Buyer of any representation or warranty made by it in Section 7;

(ii)	any breach by Buyer of any agreement, covenant, condition or other provision of this Supply Agreement; or

(iii)	any Claims or Recalls relating to any Product to the extent such Claims or Recalls result primarily and directly from the negligence of Buyer’s officers, employees, agents, representatives or contractors or the applicable Retail Customer occurring after title and risk of loss to such Product passed to Buyer or the applicable Retail Customer under Section 4.
(c)	Indemnification Procedures. For any indemnification claim under this Supply Agreement, the procedures (and only the mechanical procedures) set forth in Section 5(d) of the Purchase Agreement shall apply.
12.	Dispute Resolution.
The Parties shall attempt in good faith to resolve any controversy or claims arising out of or relating to this Supply Agreement or any breach hereof promptly through negotiations between their senior executives who have authority to settle the same. If the matter is not resolved through such negotiations within fifteen (15) days of notice by a Party to the other Party of the controversy or claim, either Party may refer the controversy or claim to binding arbitration to be conducted as set forth in this Section 12. Notwithstanding the foregoing, the Parties agree that the only circumstance in which disputes between them will not be subject to the provisions of this Section 12 is where a Party makes a good faith determination that a breach of the terms of this Supply Agreement by the other Party is such that the damages to such Party resulting from the breach will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order and/or other immediate injunctive relief is the only adequate remedy for such breach.

(a)	Panel. The arbitration shall be heard and determined by a panel of three (3) persons. Each Party shall have the right to designate one (1) member of the panel. Such members shall select a third member of the panel.

(b)	AAA. The commercial rules of the American Arbitration Association shall apply to any arbitration under this Supply Agreement, except to the extent the provisions of this Article vary therefrom.

(c)	Expedited Schedule. The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the Parties, the Parties shall make their initial submissions to the panel and the hearing shall commence within thirty (30) days of the initiation of proceedings. The hearing shall be completed within thirty (30) days thereafter.

(d)	Discovery. The Parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this Supply Agreement. The Parties may use all methods of discovery available under the United States Federal Rules of Civil Procedure, including depositions, requests for admission and requests for production of documents. The time periods applicable to such discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Section.

(e)	Prompt Award. The award shall be made promptly by the panel, and, unless agreed by the Parties, no later than thirty (30) days from the closing of the hearing. The panel may not award punitive damages.

(f)	Binding Decisions. The decision or award rendered or made in connection with the arbitration shall be final and binding upon the Parties thereto. The prevailing Party may present the decision or award to any court of competent jurisdiction for confirmation pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-14, and such court shall enter forthwith an order confirming such decision or award. The losing Party shall pay all costs of the arbitration. In addition, the panel shall award to the prevailing Party its reasonable attorneys’ fees.

(g)	Location. The proceeding before the panel shall be held in Denver, Colorado or as otherwise agreed upon by the Parties.
13.	Miscellaneous.
(a)	Entire Supply Agreement. This Supply Agreement (and the Exhibits attached hereto and incorporated herein by this reference), the Transition Services Agreement, and the Purchase Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(b)	Assignment; Change in Control. This Supply Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any attempted assignment, delegation, or subcontracting not expressly contemplated by, or in contravention of, this Section 13(b) shall be void and ineffective. Seller hereby acknowledges that Buyer is entering into this Supply Agreement based upon (i) its personal relationship with Seller and (ii) the personal judgment, skills and abilities of Seller and its employees. Seller may assign this Supply Agreement, subject to Buyer’s express prior written consent (not to be unreasonably withheld), to (x) one or more of its Affiliates or (y) any entity that acquires all or substantially all of the assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) of Seller unless the assignee is a direct or indirect Buyer Competitor, in which case such consent shall be subject to Buyer’s sole discretion. In addition, during the Term, Seller shall not sell all or substantially all of the assets or a material portion of the equity (whether such sale is structured as a sale of stock, sale of assets, a merger or otherwise) of Seller or any of its Affiliates to a direct or indirect Buyer Competitor without the express prior written consent of Buyer (such consent shall be subject to Buyer’s sole discretion); provided, however, that the foregoing limitation shall not apply to any sale of either an Affiliate or a division of Seller that is not involved directly or indirectly in the manufacture, packaging, storing, warehousing, marketing or sale of Retail Products. Buyer may not assign this Supply Agreement without Seller’s prior written consent (which consent shall not be unreasonably withheld); provided, however, that Buyer may assign this Supply Agreement, upon written notice to Seller, but without Seller’s prior written consent, to (x) one or more of its Affiliates provided that in such case Buyer will nonetheless remain liable for all of its obligations hereunder or (y) any entity that acquires all or substantially all of the assets of Buyer.

(c)	Counterparts. This Supply Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(d)	Headings. The section headings contained in this Supply Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Supply Agreement.

(e)	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (confirmed by telephone), or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:	To Buyer:
The SteelWorks Corporation	The Hillman Group, Inc.

Attn: Larry G. Broderick	Attn: James P. Waters

4661 Monaco Street	10590 Hamilton Avenue

Denver, CO 80216	Cincinnati, OH 45231

Facsimile: (303) 377-7893	Facsimile: (513) 595-8297
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
(f)	Governing Law. This Supply Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its choice or conflict of law provisions).

(g)	Amendments and Waivers. No modification, amendment, supplement to or waiver of any provision of this Supply Agreement will be binding upon the Parties unless made in a writing signed by the Parties. A failure of a Party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

(h)	Severability. Any term or provision of this Supply Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i)	Construction. The Parties have participated jointly in the negotiation and drafting of this Supply Agreement. In the event an ambiguity or question of intent or interpretation arises, this Supply Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Supply Agreement. The word “including” shall mean including without limitation.

(j)	Submission to Jurisdiction. To the extent that any Party asserts a claim or cause of action not covered under Section 12, each of the Parties submits to the exclusive jurisdiction and venue of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Supply Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13(e) above. Nothing in this Section 13(j), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(k)	Relationship of the Parties. The relationship between the Parties to this Supply Agreement is that of independent contractors. Under no circumstances shall either Party be deemed an agent or representative of the other Party. Neither Party shall have authority to act for or bind the other Party in any way, or represent that it is in any way responsible for acts of the other Party. Nothing in this Supply Agreement shall be construed or interpreted to create a relationship between the Parties of partner, joint venturer, principal and agent, or employer and employee.

(l)	Retail Products. For the avoidance of doubt and notwithstanding anything to the contrary in this Supply Agreement but subject to the performance obligations in this Supply Agreement, it is understood that Buyer and Seller shall not be restricted from otherwise selling Retail Products in markets other than the Retail Market.
* * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement on the Effective Date.

THE HILLMAN GROUP, INC.

By:
Title:

THE STEELWORKS CORPORATION

By:
Title: